UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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Dell Inc.

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On July 16, 2013, the Special Committee of the Board of Directors of Dell Inc. issued the following press release

DELL SPECIAL COMMITTEE ISSUES LETTER TO STOCKHOLDERS

Round Rock, TX – July 16, 2013 – The Special Committee of the Board of Dell Inc. (NASDAQ: DELL) today issued the following letter to stockholders:

Dear Stockholders:

We are writing to update you regarding our evaluation of the various leveraged recapitalization transactions that Carl Icahn has proposed, including the most recent version put forth at the end of last week, and to make some observations about leveraged recapitalizations more broadly.

The basic concept that Mr. Icahn has proposed would be a $15.6 billion self-tender by the Company at a price for each share actually purchased of $14. Mr. Icahn and Southeastern Asset Management would agree not to tender any of their shares. On Friday, Mr. Icahn proposed that the tender price would also include, for each four shares purchased, one warrant to purchase an additional share at a $20 strike price. If these transactions were consummated and all stockholders other than Mr. Icahn and Southeastern tendered, each stockholder would be required to retain approximately 29% of his or her shares in the highly leveraged public company that would result, and would receive for each share held approximately $9.99 in cash and 0.18 warrants.

We have reviewed with our financial and legal advisors the risks and rewards of Mr. Icahn’s proposal, as well as the financing he has outlined for that proposal.

At various points, Mr. Icahn has asked the Special Committee to declare the transaction he has outlined a “Superior Proposal” under Dell’s existing merger agreement or to withdraw our recommendation in favor of the Michael Dell/Silver Lake merger. In fact, however, he has not constructed his proposal in a manner that makes that possible or appropriate. First, the financing he has proposed cannot be accepted by us – it is expressly conditioned on the election to the Dell board of all 12 nominees of Icahn and Southeastern. Second, while he has asked us either to abandon the Michael Dell/Silver Lake merger agreement or to make a recommendation change that would permit Mr. Dell and Silver Lake to terminate that agreement, Mr. Icahn’s proposal specifically cautions that his transaction might never be completed and offers no remedies in the event that he or his nominees or financing sources fail to consummate a transaction. And third, he has identified neither a management team, nor a strategic plan or vision, on the basis of which the Committee or anyone else could evaluate the value of the “stub” equity he contemplates.

More broadly, based on analyses prepared by our advisors and our own view of the business, we do not believe that Mr. Icahn’s proposal is superior to the certainty of value offered by a sale of the entire Company at $13.65 per share. The addition of warrants to Mr. Icahn’s concept has not meaningfully altered the value equation: The warrants themselves would, according to the analyses we have reviewed, be of modest value and that value would be offset in part by their dilutive effect on the stub equity held by the recipient. Further, on receipt, the entire value of the warrants would likely be taxable to the holder. Finally, there is a fundamental illogic in ascribing meaningful value to the transfer of a portion of any upside above $20 per share from those who most believe in it (apparently Mr. Icahn and Southeastern) to those who do not believe in it (the tendering stockholders who have sought to cash out at $14 per share).

While for the foregoing reasons Mr. Icahn’s proposal does not provide the basis for the Committee to change its recommendation, we are mindful of the fact that the Board could independently resolve to consummate various leveraged recapitalization transactions – including one along the lines outlined by Mr. Icahn – with or without an agreement by certain shareholders like Mr. Icahn and Southeastern to roll over their shares. Throughout its thorough, multi-month review process, the Special Committee has carefully considered the possibility of various recapitalization transactions. We have reviewed sources of financing for such a transaction, the credit parameters of the Company following a substantial dividend or stock repurchase, and the liquidity and market implications of various potential approaches.

To summarize, while the Company’s strong balance sheet makes it possible to borrow significant amounts, we consider it unwise to layer substantial financial risk on a company already facing significant challenges from competition and from the rapid pace of technological change. It is, we believe, not an accident that no large publicly traded technology company carries high levels of debt. And while we recognize that, as a private company controlled by Mr. Dell and Silver Lake, the Company will have a significant debt burden, the risks of that capital structure will be borne entirely by the buyers and not by the public stockholders. Moreover, the buyers have the financial resources to invest additional funds if that proves necessary.

Conversely, a leveraged recapitalization of the sort advocated by Mr. Icahn would force Dell stockholders to maintain meaningful equity exposure to a non-investment grade, publicly traded company that we believe would likely be ill-prepared to weather further downturns in the PC business and could be hamstrung in its ability to make the additional investments needed to complete its transformational plan. We believe such a company would face instability that would undermine customer confidence and make it harder to attract and retain the best employees.

We have also evaluated alternative recapitalization transactions that involve a stronger balance sheet and more modest returns of capital. These would not pose the same risk to Dell’s future, but, in our view, they also would not fundamentally create value. Accordingly, we concluded, and we continue to believe, that a sale at a premium remains a superior option to a leveraged recapitalization.

In closing, we wish to note that it is unfortunate Mr. Icahn continues to conduct his campaign by trying to discredit the Special Committee and accuse it of frightening Dell stockholders. Such accusations do a disservice to all of you. The Committee has studied a complicated situation with great care, balanced risks and rewards in a dispassionate manner and concluded the transaction you are being asked to vote for on July 18th is in the best interests of stockholders. It would be irresponsible if we did not share with all stockholders the reasons for our conclusions.

In addition, we have taken extraordinary measures to ensure Mr. Dell’s neutrality and to leave the final decision with the disinterested stockholders. And for many months now, any party, including Mr. Icahn and Southeastern, has had and continues to have the opportunity to purchase the Company at a price higher than $13.65 a share. No such party has emerged.

We appreciate that different stockholders may have different views about the alternatives facing the Company or different appetites for business and financial risk. We encourage an open debate about these matters. But we urge you to base your decision on the facts and not be misled by Mr. Icahn’s self-serving accusations.

The Special Committee has had only one goal from the beginning – and that is to maximize value for stockholders, however that goal is best achieved. We have studied the options very carefully and our conclusion, which has been supported by all of the leading proxy advisory services, is that a sale transaction at a substantial and certain premium is the best way forward. That is why we urge you to vote the WHITE card promptly by telephone or internet in support of receiving $13.65 per share in cash, and to be sure your vote is received in time to be counted at Dell’s Special Meeting to be held on Thursday, July 18, 2013 at 8:00 a.m. CDT.

Shareholders who have any questions, require assistance in voting the WHITE proxy card, or need additional copies of Dell’s proxy materials are encouraged to contact MacKenzie Partners toll-free at (800) 322-2885, or via email at Dell@mackenziepartners.com.

Sincerely,

Alex J. Mandl

Janet F. Clark

Laura Conigliaro

Kenneth M. Duberstein

THE SPECIAL COMMITTEE OF THE

BOARD OF DIRECTORS OF DELL INC.

About Dell

Dell Inc. (NASDAQ: DELL) listens to customers and delivers worldwide innovative technology, business solutions and services they trust and value. For more information, visit www.Dell.com. You may follow the Dell Investor Relations Twitter account at: http://twitter.com/Dellshares. To communicate directly with Dell, go to www.Dell.com/Dellshares.

Media Contacts for the Special Committee:

George Sard/Paul Verbinnen/Jim Barron/Matt Benson

Sard Verbinnen & Co

(212) 687-8080

Forward-looking Statements

Any statements in these materials about prospective performance and plans for the Company, the expected timing of the completion of the proposed merger and the ability to complete the proposed merger, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause our actual results to differ materially from the results we anticipate include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (3) the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; (4) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; and (5) the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in the materials represent our views as of the date hereof. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10–K for the fiscal year ended February 1, 2013, which was filed with the SEC on March 12, 2013, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10–Q and 8–K filed with the SEC by the Company.

Additional Information and Where to Find It

In connection with the proposed merger transaction, the Company filed with the SEC a definitive proxy statement and other relevant documents, including a form of proxy card, on May 31, 2013. The definitive proxy statement and a form of proxy have been mailed to the Company’s stockholders. Stockholders are urged to read the proxy statement and any other documents filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://content.dell.com/us/en/corp/investor-financial-reporting.aspx or by directing a request to: Dell Inc. One Dell Way, Round Rock, Texas 78682, Attn: Investor Relations, (512) 728-7800, investor_relations@dell.com.

The Company and its directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s stockholders generally, is set forth in the definitive proxy statement and the other relevant documents filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended February 1, 2013 (as amended with the filing of a Form 10-K/A on June 3, 2013 containing Part III information) and in its definitive proxy statement filed with the SEC on Schedule 14A on May 24, 2012.